Exhibit 99.1

        DeVry Inc. Completes Acquisition of Deaconess College of Nursing

    Business Editors/Health/Medical Writers/Education Editors

    OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--March 24, 2005--DeVry Inc. announced today it has completed the acquisition of Deaconess College of Nursing for approximately $5.3 million in cash.
    Deaconess offers associate and bachelor's degree programs in nursing and a bachelor's degree completion program designed for registered nurses who have previously completed an associate degree program. Located in St. Louis, Missouri, the school currently enrolls approximately 450 students.
    Integral to DeVry's decision to acquire Deaconess are industry factors, such as the U.S. Department of Health and Human Services' statistics that the shortage of nurses reached 100,000 in 2000. In addition, the strong demand for qualified nurses is expected to continue and to outpace supply through 2020.
    "Deaconess provides a strategic and well-timed entry into the high demand field of nursing education and broadens our presence in the health care field," said Ronald L. Taylor, DeVry's chief executive officer. "We are excited to have Deaconess join the DeVry organization and look forward to providing access to high quality nursing education in markets outside of the St. Louis area."
    Deaconess College of Nursing is accredited by the Higher Learning Commission of the North Central Association, the National League for Nursing Accrediting Commission and the Commission on Collegiate Nursing Education. For more information about Deaconess College of Nursing, visit its web site at www.deaconess.edu.

    DeVry Inc. (NYSE:DV) is the holding company for DeVry University, Ross University, Deaconess College of Nursing and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, business and management. Ross University, through its schools of Medicine and Veterinary Medicine, offers both doctor of medicine and doctor of veterinary medicine degrees. Deaconess College of Nursing offers associate and bachelor's degree programs in nursing. Becker Professional Review, which includes Stalla CFA Review, provides preparatory coursework for the certified public accountant, certified management accountant and chartered financial analyst exams. DeVry Inc. is based in Oakbrook Terrace, Ill. For more information about the company, visit http://www.devry.com.



    CONTACT: DeVry Inc.
             Joan Bates (Investor Contact), 630-574-1949 or
             Dresner Corporate Services
             Kyra Kyles (Media Contact), 312-780-7208